SF Partnership, LLP
Chartered Accountants

November 28, 2007

Private and Confidential

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N. W.
Washington, D.C. 20549
U.S.A.

Dear Sir/Madam:

Re: EWRX Internet Systems Inc.

This letter will confirm that we reviewed item 4.01 of the Company's Amended Form 8-K dated November 14, 2007, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us. We have no basis to agree or disagree with other statements made under item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Amended Form 8-K.

Yours truly,

SF Partnership, LLP

Eugene Aceti

The Madison Centre, 4950 Yonge Street, Suite 400, Toronto, Ontario Canada M2N 6K1
Telephone 416 250 1212 Fax 416 250 1225 email general@sfgroup.ca www.sfgroup.ca

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